MVP REIT, Inc. and MVP REIT II, Inc.
Announce Entry into Letter of Intent Regarding Proposed Merger

(Las Vegas, NV, May 1, 2017) – MVP REIT, Inc. ("MVP I") and MVP REIT II, Inc. ("MVP II") today jointly announced that, after reviewing strategic alternatives, a special committee of the board of directors of MVP I (the "MVP I Special Committee") has accepted a non-binding Letter of Intent ("LOI") from MVP II regarding a proposed merger of MVP I with MVP II.  If necessary approvals are received and other conditions are satisfied, the merger consideration payable by MVP II to each holder of common stock, $0.001 par value per share, of MVP I would be 0.365 shares of common stock, $0.0001 par value per share, of MVP II.
The LOI also provides, among other non-binding terms and conditions, that any definitive merger agreement agreed to by the parties will include go-shop and termination fee provisions. The proposed merger is subject to substantial conditions to consummation, including the entry by MVP I and MVP II into a definitive merger agreement, certain third party approvals and, if a definitive merger agreement is reached, any required stockholder approvals.  There can be no assurance that the proposed merger will be consummated.
In connection with the proposed merger, MVP I also announced that it would suspend its distribution reinvestment plan and share repurchase plan pending the consummation of the proposed merger.  In accordance with the distribution reinvestment plan and share repurchase plan, the suspension of the distribution reinvestment plan and share repurchase plan will take effect on May 11, 2017 and June 1, 2017, or 10 days and 30 days, respectively, after the date of this press release providing notice of suspension.
MVP I also announced, in connection with the proposed merger, that the monthly distribution for record holders as of May 24, 2017 expected to be paid on June 10, 2017 will consist of a $0.0225 cash distribution per share (3% per annum based upon the initial $9.00 offering price), a stock dividend equal to .002414 shares of stock for each share owned (3% per annum based upon the initial $9.00 offering price), and a special one-time distribution of $0.0105 in additional cash distributions per share (0.7% per annum for the remaining two months left in the quarter based upon the initial $9.00 offering price).  Thereafter, MVP I anticipates paying monthly cash distributions of $0.0225 per share and stock dividends of .0024 shares for each share of stock owned.
The MVP I Special Committee, consisting entirely of independent directors, was advised by Robert A. Stranger & Co., Inc. and Venable LLP as financial and legal advisers, respectively.  The proposed merger terms were negotiated on behalf of MVP II by a special committee of its board of directors, consisting entirely of independent directors and advised by Houlihan Lokey Capital, Inc. and Vinson & Elkins L.L.P., as financial and legal advisers, respectively.

About MVP REIT, Inc. and MVP REIT II, Inc.

MVP REIT, Inc. is a publicly registered, non-listed hybrid real estate investment trust ("REIT"), which completed its initial public offering in September 2015. MVP REIT, Inc. primarily invests in parking facilities throughout the United States, secured by long term leases with national and regional operators.

MVP REIT II, Inc. is a publicly registered, non-listed REIT formed to invest primarily in parking lots and facilities in the United States and Canada.

Both MVP I and MVP II are managed by MVP Realty Advisors, LLC.
Additional Information About the Proposed Merger
If the parties enter into a definitive agreement related to the proposed merger, MVP II will prepare and file with the U.S. Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 containing a proxy statement/prospectus and other related documents. The proxy statement/prospectus will contain important information about the proposed merger and related matters. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED BY MVP I AND MVP II WITH THE SEC CAREFULLY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MVP I, MVP II AND THE PROPOSED MERGER.

Investors and stockholders of MVP I and MVP II may obtain free copies of the registration statement, the joint proxy statement/prospectus and other relevant documents filed by MVP I and MVP II with the SEC (if and when they become available) through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by MVP I and MVP II with the SEC are also available free of charge on MVP I's website at http://mvpreit.com/ and MVP II's website at http://mvpreitii.com.
This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.
Participants In Solicitation Relating To The Proposed Merger
If the parties enter into a definitive agreement related to the proposed merger, MVP I, MVP II and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from MVP I's and MVP II's stockholders in respect of the proposed merger. Information regarding MVP I's directors and executive officers can be found in MVP I's most recent Annual Report filed on Form 10-K on March 24, 2017. Information regarding MVP II's directors and executive officers can be found in MVP II's most recent Annual Report filed on Form 10-K on March 27, 2017. Additional information regarding the interests of such potential participants will be included in the proxy statement/prospectus and other relevant documents filed with the SEC in connection with the proposed merger if and when they become available. These documents are available free of charge on the SEC's website and from MVP I or MVP II, as applicable, using the sources indicated above.
Forward-Looking Statements
This press release contains statements that constitute "forward-looking statements," as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements are based on MVP I's and MVP II's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. MVP I and MVP II can give no assurance that their expectations will be attained. Factors that could cause actual results to differ materially from those expectations include, but are not limited to, the risk that MVP I and MVP II will not enter into a definitive agreement with respect to the proposed merger and other factors, including those set forth in the Risk Factors section of MVP I's and MVP II's respective most recent Annual Reports on Form 10-K filed with the SEC and other reports filed by MVP I and MVP II with the SEC, copies of which are available on the SEC's website, www.sec.gov. Neither MVP I nor MVP II undertakes any obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Investor Contact:

MVP REIT, Inc.
Julie Leber
Spotlight Marketing Communications
949.427.5172, ext. 703
julie@spotlightmarcom.com

MVP REIT II, Inc.
Julie Leber
Spotlight Marketing Communications
949.427.5172, ext. 703
julie@spotlightmarcom.com